EXHIBIT 99.2

AVAX TECHNOLOGIES, INC.                                                 CONTACT:
OTCMARKET:  AVXT.OB                                            RICHARD P. RAINEY
FOR IMMEDIATE RELEASE                                                  PRESIDENT
                                                                  (215) 241-9760


       AVAX Technologies Presents Results of Phase I-II M-Vax(TM) Trial at
           Annual Meeting of American Association for Cancer Research

          ~ PRESENTATION SCHEDULED FOR APRIL 16, 2007 AT 1:00 PM PST ~


PHILADELPHIA, PA APRIL 16, 2007 - AVAX TECHNOLOGIES, INC. (OTCMARKET: AVXT.OB) today announces that it is presenting the initial results of its Phase I-II trial of M-Vax(TM) for patients with metastatic melanoma at a Clinical Research session of the meeting of the American Association for Cancer Research. M-Vax(TM) is composed of autologous melanoma cells that have been irradiated and then modified with the hapten, dinitrophenyl (DNP).

"AVAX is pleased with the results of this trial," commented Dr. David Berd, Chief Medical Officer and presenter of the paper. "This is a bridging study to verify that the immunological responses induced by M-Vax(TM) are similar to those observed with an earlier version of the vaccine developed and tested by my laboratory at Thomas Jefferson University. We now have identified at least one dose of M-Vax(TM) that induces DTH to DNP-modified and unmodified autologous melanoma cells at a rate similar to what we observed previously. So far, the safety profile looks excellent, as we expected."

The study included patients with stage III and IV melanoma whose tumor tissue could be obtained for vaccine production. They were assigned in a double blind fashion to one of four dosage arms of M-Vax(TM), including a placebo arm that contained no vaccine cells. The results of the first 54 evaluable patients are being presented, and the blinding of the dosage arm assignments has been preserved. As determined by the two-step design of the trial, one dosage arm was declared "positive" with 17/22 patients exhibiting a positive DTH response to autologous, DNP-modified melanoma cells post-M-Vax(TM) and 7/18 exhibiting a positive response to autologous UNMODIFIED cells. A second dosage arm was declared "negative" with only 2/8 responders. The efficacy of the other two dosage arms cannot yet be categorized. No patients exhibited DTH to the negative control material.

Richard Rainey, President of AVAX, noted, "This trial was an important preliminary step in executing our clinical development strategy and has allowed us to advance our clinical program forward to begin our phase III Registration trial of M-Vax(TM), which we plan to initiate patient accrual shortly." Previously AVAX announced it received notification by the U.S. Food and Drug Administration (FDA) that they have been cleared to launch their Phase III Registration Study for M-Vax, its AC Vaccine Therapeutic for the treatment of Metastatic Melanoma. As previously announced by AVAX, the FDA has provided the Company a Special Protocol Assessment related to the planned protocol. The SPA is a written agreement between AVAX and the FDA regarding the trial design, surrogate endpoints to be used as a basis of filing for accelerated approval of M-Vax and the statistical analysis plan necessary to support the full regulatory approval of M-Vax.

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ABOUT AVAX TECHNOLOGIES, INC.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX's AC Vaccine platform is a therapeutic cancer vaccine. In addition, the Company performs contract-manufacturing services for biological products for other pharmaceutical and biotechnology companies.

The AC Vaccines are prepared by attaching a small molecular weight chemical to the patient's tumor cells in a process known as haptenization. This hapten modification allows the tumor cells to stimulate a T cell-based immune response to a patients own tumor cells. A sensitive and specific indicator this immune response is delayed type hypersensitivity (DTH). A previously published article in the Journal of Clinical Oncology, February 2004 reported immunological and clinical outcomes for a group of 214 patients with clinically evident Stage III melanoma treated with the AC Vaccine following surgery. The study demonstrated five-year survival of 45% and showed a highly statistically significant relationship between survival and the development of DTH to patients' own tumor cells following M-Vax administration. Notably, based upon these results, DTH appears to be a viable "surrogate marker" for survival and an early indicator for clinical effectiveness of current and future product candidates. Previously clinical trials in ovarian and renal cell carcinoma, demonstrated strong DTH responses consistent with those reported for melanoma patients. M-Vax is also applicable to some patients with more advanced cancer as well. In a paper published in International Journal of Cancer, it was shown that M-Vax induced tumor shrinkage in 11/83 patients with surgically incurable stage IV melanoma.


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Except for statements that are historical, the statements in this release are
"forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company would be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the Company's prospects, including (1) the receipt of the balance of the funds from the subscriptions in the private placement transaction and the need to obtain additional funding in the future to continue to finance the Company's development plans, (2) the results of clinical and laboratory testing of its vaccine technologies, (3) possible future FDA or AFSSAPS questions regarding the Company's products and manufacturing processes, (4) the Company's ability to maintain its rights under license agreements and to meet funding requirements under its license agreements, (5) the Company's ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005. The Company anticipates filings its Annual Report on Form 10-KSB for the year ended December 31, 2006, on or before April 30, 2007. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.
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